Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Liz Harris
502-636-4474 (office)
Liz@kyderby.com

CHURCHILL DOWNS INCORPORATED CLOSES ON AMENDED REVOLVING CREDIT

FACILITY INCREASING CAPACITY TO $275 MILLION

LOUISVILLE, Ky. (Dec. 22, 2009) – Churchill Downs Incorporated, (“CDI”) (NASDAQ: CHDN), announced today that it has amended its revolving credit facility and increased the borrowing capacity from $120 million to $275 million.

The four year facility amends the existing facility signed in 2005 which was due to expire in September 2010. The facility will be used to refinance existing indebtedness, for working capital, for acquisitions by CDI and its subsidiaries, and for general corporate purposes.

The terms of the amended facility reflect CDI’s strong credit profile. Borrowings under the facility will bear interest at a LIBOR-based rate per annum plus an applicable percentage ranging from 2.00% to 3.50%. The facility also provides for a $100 million accordion feature exercisable during the term of the agreement. The guarantors under the amended facility continue to be a majority of the company’s wholly-owned subsidiaries.

J.P. Morgan Securities Inc. and PNC Capital Markets, Inc. acted as the joint lead arrangers and book-runners. Branch Banking & Trust Company, U.S. Bank N.A., Fifth Third Bank, and Wells Fargo N.A. are also participating in the facility.

“We are extremely pleased by the positive reception and ongoing confidence the banking community has in our company. This agreement reflects our financial strength and ensures we have the financial flexibility to execute our growth strategy.” said Bill Mudd, Chief Financial Officer of CDI.

CDI, headquartered in Louisville, Ky., owns and operates four world renowned Thoroughbred racing facilities: Arlington Park in Illinois, Calder Casino and Race Course in Florida, Churchill Downs Race Track in Kentucky and Fair Grounds Race Course in Louisiana. CDI operates slot and gaming operations in Louisiana and Florida. CDI tracks are host to North America’s most prestigious races, including the Arlington Million, the Kentucky Derby, the Kentucky Oaks, the Louisiana Derby and the Princess Rooney, along with hosting the Breeders’ Cup World Championships for a record seventh time on Nov. 5-6, 2010. CDI also owns off-track betting facilities, TwinSpires.com and other advance-deposit wagering channels, television production, telecommunications and racing service companies such as BRIS and a 50-percent interest in the national cable and satellite network, HorseRacing TV, which supports CDI’s network of simulcasting and racing operations. CDI’s Entertainment Group produces the HullabaLOU Music Festival at Churchill Downs which premieres on July 23-25, 2010. CDI trades on the NASDAQ Global Select Market under the symbol CHDN and can be found at www.ChurchillDownsIncorporated.com

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